Sproule ERCE │ 140 Fourth Avenue SW, Suite 900, Calgary, AB, Canada, T2P 3N3 │ T +1 403 294 5500

Exhibit 23.6

Renergen Limited

1 Bompas Road

Dunkeld West

Johannesburg, 2196

Republic of South Africa

10356, 117271

United States Securities And Exchange Commission Washington, D.C. 20549

October 1, 2026

Re: ENDRA LIFE SCIENCES INC. Form S-4 dated October 1, 2026

Dear Sirs:

We refer to our reports entitled:

2024 Update on The Estimation of Natural Gas Reserves, Including Helium, and Associated Economics of the Tetra4 Virginia Gas Field in the Free State of The Republic of South Africa as of February 29, 2024, dated August 17, 2026

2025 Update on the Estimation of Natural Gas Reserves, Including Helium, and Associated economics of Tetra4’s Interest in the Virginia Gas Field in the Free State of the Republic of South Africa (As of February 28, 2025), dated August 19, 2026

2026 Update on the Estimation of Natural Gas Reserves, Including Helium, and Associated Economics of Tetra4’s Interest in the Virginia Gas Field in the Free State of the Republic of South Africa (As of February 28, 2026), dated August 19, 2026

(the “Reports”); incorporated by reference in the S-4.

We hereby consent to the use of our name and references to excerpts from the Reports in the S-4.

We have read the S-4 and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Reports or that are within our knowledge as a result of the preparation of our Reports.

Sincerely,

Sproule Incorporated

/s/ Meghan Klein

Meghan Klein

Head of Reservoir Engineering, Americas